Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

SUMMIT MIDSTREAM CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid (Primary)	Equity	Common Stock, par value $0.01 per share	457(o)		(1)(2)		(3)		(1)	—	—
	Equity	Preferred Stock, par(1)	457(o)		(1)(2)		(3)		(1)	—	—
	Other	Depositary Shares	457(o)		(1)		(3)			—	—
	Other	Warrants	457(o)		(1)		(3)		(1)	—
	Other	Purchase Contracts	457(o)		(1)		(3)			—	—
	Other	Units	457(o)		(1)		(3)		(1)	—	—
	Unallocated (Universal Shelf)	—	457(o)	—		—		$240,000,000.00		0.00015310	$36,744.00
Fees to Be Paid (Secondary)	Equity	Common Stock, par value $0.01 per share	Other(4)	7,933,273	(2)	$37.61	(4)	$298,370,397.53	(4)	0.00015310	$45,680.51
Fees Previously Paid	N/A	N/A	N/A	N/A		N/A		N/A			N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A				N/A				N/A	N/A	N/A	N/A
		Total Offering Amounts						$538,370,397.53		0.00015310	$82,424.51
		Total Fees Previously Paid									N/A
		Total Fee Offsets									N/A
		Net Fee Due									$82,424.51

(1)	There are being registered hereunder such indeterminate number or amount, as the case may be, of shares of common stock, preferred stock, depositary shares, warrants, purchase contracts and units to be sold by Summit Midstream Corporation (the “Registrant”) from time to time at indeterminate prices, which together shall have a maximum aggregate offering price not to exceed $240,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. This registration statement also covers an indeterminate number or amount, as the case may be, of securities that may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder, including under any applicable anti-dilution provisions.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(4)	Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based upon $37.61, the average of the high and low prices of the Registrant’s common stock as quoted on the New York Stock Exchange on March 19, 2025 (a date within five business days prior to the filing of this registration statement). With respect to the offering of shares of the Registrant’s common stock by the selling stockholders (as defined in this registration statement), the proposed maximum offering price per share will be delivered from time to time in connection with, and at the time of, a sale by the selling stockholders.